Exhibit 10.5

OPERATING AGREEMENT

This Agreement made and entered into this 29th day of September, 1999 by and between WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation with offices located at 175 Crossways Park West, Woodbury, New York 11797 (hereinafter referred to as “Weight Watchers”) and H.J. HEINZ COMPANY, a Pennsylvania corporation with offices located at 600 Grant Street, Pittsburgh, Pennsylvania 15219 (hereinafter referred to as “Heinz”).

WHEREAS, WW Foods, LLC (“the LLC”) has licensed to Heinz and to Weight Watchers the right to use the Food Trademarks (as hereinafter defined) and certain Program Information (as hereinafter defined) in connection with certain food and beverage products; and

WHEREAS, Heinz and Weight Watchers therefore have a mutual interest in preserving and enhancing the value of the Food Trademarks and the Program Information, and of their respective licenses thereof, and in facilitating orderly and effective use of the Food Trademarks and the Program Information;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, including the Recapitalization and Stock Purchase Agreement dated the 22nd day of July, 1999 (the “Principal Agreement”), the receipt and adequacy of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

ARTICLE 1

GENERAL PROVISIONS

SECTION 1.01. Definitions. For the purposes of this Agreement:

“Affiliate” of any person shall mean any company controlled by, controlling or under common control (that is, ownership of greater than 50% of the voting securities) with a person after the Effective Date.

“Associated Food Trademarks” shall mean (i) all Food & Beverage Trademarks the transfer of which to the LLC cannot be recorded prior to the closing under the Principal Agreement because of required association under the laws of a particular jurisdiction, including but not limited to, those set forth on Schedule A and (ii) all New Associated Food Trademarks.

“Confidential Information” shall have the meaning set forth in Section 2.12.

“Effective Date” shall mean the day and year first above written.

“Endorse” or “Endorsement” shall mean using the Weight Watchers Business to endorse, recommend, promote, advertise, sponsor, or imply an association with, expressly or impliedly, for cash or non-cash consideration.

“Food & Beverage Trademarks” shall mean all registered trademarks, trademark applications, and common law trademarks covering food and beverage products, falling in or that would fall within any Food Class, owned by Weight Watchers and the Companies as defined in the Principal Agreement as of the Effective Date.

“Food Classes” shall mean International Classes 1, 5, 29, 30, 31, 32, and 33 (or comparable classes) in relation to food and beverage products.

“Food Trademarks” shall mean the Formation Trademarks and New Food Trademarks.

“Formation Trademarks” shall mean all Food & Beverage Trademarks less all Weight Watchers Retained Trademarks, Parent Retained Trademarks, and any “Weight Watchers From Heinz” trademarks.

“Heinz License” shall mean the license dated September 29, 1999 between Heinz and the LLC, pursuant to which Heinz licenses the right to use the Food Trademarks and the Program Information on certain food and beverage products.

“Heinz Licensed Products” shall mean the “Licensed Products” as defined in the Heinz License and as set forth in Schedule B attached hereto.

“HJH Food Trademarks” shall mean those trademarks used on food and beverage products identified in Schedule C attached hereto and made a part hereof.

“Licensed Products” means the Heinz Licensed Products and the Weight Watchers Licensed Products, as the context may require.

“LLC” shall mean the WW Foods, LLC.

“LLC Agreement” shall mean the Limited Liability Company Agreement of the LLC, having an Effective Date (as defined therein) of September 29, 1999.

“Multiclass Trademarks” shall mean all Food & Beverage Trademarks consisting of registrations or applications for registration in multiple registration classes, where such classes include both Food Classes and other classes, including but not limited to, those set forth on Schedule D.

“New Associated Food Trademarks” shall mean all trademark registrations and applications filed in the name of Weight Watchers from time to time pursuant to Section 8(e) or (f), as the case may be, of the license agreement dated September 29, 1999 between Weight Watchers and Heinz.

“New Food Trademarks” shall mean all new common law trademarks, trademark applications and trademark registrations that may be acquired by or contributed to the LLC from time to time.

“Non-Recognition Food Trademarks” shall mean (i) all Food & Beverage Trademarks in jurisdictions where the local law or regulatory authority does not permit, or will not recognize the validity of, ownership of trademarks by a limited liability corporation or by an entity that owns but does not use (except through use by a registered user or licensee) a trademark in that jurisdiction, including, but not limited to those set forth on Schedule E.

“Non-Transferable Food Applications” shall mean all Food & Beverage Trademarks that are pending applications or intent-to-use applications in jurisdictions where the local law or regulatory authority does not permit, or will not recognize the validity of, an assignment or transfer of such applications, including but not limited to those set forth on Schedule F.

“Parent Retained Trademarks” shall mean certain Food & Beverage Trademarks to be transferred by Weight Watchers to Heinz and to be retained by Heinz, as identified in Schedule 8.1 of the Principal Agreement.

“Program Information” shall mean the terminology used in connection with any then-current Weight Watchers Program as it may exist from time to time throughout the world, such information owned by Weight Watchers as is reasonably necessary to develop, manufacture, market and distribute food and beverage products in accordance with such Weight Watchers Program and to calculate Points® or other measurements relating thereto, as well as Program Information Trademarks.

“Program Information Improvements” shall mean such information and know-how as may be developed by Heinz through use of Program Information pursuant to the Heinz License that Heinz determines would be useful for Weight Watchers in the development and application of Program Information.

“Smart Ones Package Design” shall mean the distinctive elements and features used in labels and packaging for food products sold under both of the Weight Watchers and Smart Ones brand names and uniquely associated therewith, including the principal color and layout and configuration thereof.

“Standards” shall have the meaning set forth in Section 2.04(a) below.

“Sublicensee” shall mean any recipient of a license or sublicense for use of the Food Trademarks, the Program Information, or the Weight Watchers Retained Food Trademarks as the context may require, and shall include a party’s Affiliates, where applicable.

“Weight Watchers Business” shall mean the weight control classroom meetings, business and related activities owned or controlled by Weight Watchers or Weight Watchers Affiliates, and conducted under the Weight Watchers name including the Weight Watchers Program, and all promotional activities relating thereto, including without limitation any program materials, Program Information, Weight Watchers meeting rooms, recipes, publications, newsletters, direct mail solicitations, advertising materials, posters, and other classroom media, public relations programs, and Internet websites.

“Weight Watchers Franchisee” shall mean any franchisee of Weight Watchers or its Affiliates using the Weight Watchers name or with respect to the Weight Watchers Business.

“Weight Watchers License” shall mean the license dated September 29, 1999 between Weight Watchers and the LLC, pursuant to which Weight Watchers licenses the right to use the Food Trademarks and Program Information Improvements on certain food and beverage products.

“Weight Watchers Licensed Products” shall mean the “Licensed Products” as defined in the Weight Watchers License.

“Weight Watchers Non-Food Trademarks” shall mean all trademarks owned, registered, applied for, used or intended to be used by Weight Watchers or the Companies as defined in the Principal Agreement that are not Food Trademarks.

“Weight Watchers Program” shall mean current and future eating or lifestyle regimens to facilitate weight loss or weight control employed, designed, marketed or adopted in any part of the world by or on behalf of Weight Watchers or Weight Watchers Affiliates under the Weight Watchers trademark or service mark.

“Weight Watchers Retained Trademarks” shall mean all Associated Food Trademarks, Non-Recognition Food Trademarks, Non-Transferable Food Applications, Multiclass Trademarks, and Program Information Trademarks.

ARTICLE 2

FOOD TRADEMARKS

SECTION 2.01. Non-endorsement.

(a)                                  (i)            Weight Watchers may Endorse the Licensed Products; provided however, that Weight Watchers shall not and shall cause Weight Watchers Affiliates not to enter into any agreement of any nature or adopt any policy to Endorse any branded food product that competes with a Heinz Licensed Product in any country if Heinz, its Affiliates or Sublicensees are selling or have sold a competing Heinz Licensed Product in that country within the previous year. If Heinz, on behalf of itself, its Affiliates or Sublicensees, intends to commence or recommence sale of a Heinz Licensed Product in a country and wishes to avail itself of this provision with regard to that country, it shall so notify Weight Watchers no later than thirty (30) days before the commencement of bona fide commercial sales of the Heinz Licensed Product in that country. Weight Watchers thereupon shall use its best efforts to cease and to cause Weight Watchers Affiliates to cease to Endorse the branded food product in competition with the Heinz Licensed Product within one year of receipt of such notice or upon expiration of any contractual commitment to a third party concerning that branded food product, whichever is later. It is expressly understood and agreed that accurate, factual references to branded food products other than Heinz Licensed Products made in the ordinary course of the Weight Watchers Business other than for cash or non-cash consideration shall not constitute an Endorsement.

(ii)                                Heinz acknowledges that Weight Watchers cannot control the individual recommendations of Weight Watchers service providers; however, Weight Watchers will not enter into any agreement or adopt any policy to encourage such service providers to engage in conduct that Weight Watchers is unable to engage in pursuant to the terms of this provision.

(b)                                 Weight Watchers may sell Licensed Products through the Weight Watchers Business or otherwise but shall not, and shall cause Weight Watchers Affiliates not to, sell any branded food product in any country if Heinz or its Affiliates or Sublicensees is selling a competing Licensed Product in that country.

(c)                                  Weight Watchers shall follow the same policies and practices in dealing with Endorsement and sales by a Weight Watchers Franchisee of branded food products that compete with Heinz Licensed Products, that Weight Watchers would apply to dealing with Endorsement and sales by that franchisee of branded food products that compete with Weight Watchers Licensed Products.

SECTION 2.02. Quality Control.

(a)                                  All use of the Formation Trademarks, Weight Watchers Retained Trademarks and Program Information by Heinz, Weight Watchers, their respective Affiliates and their respective Sublicensees prior to the Effective Date are deemed to comply with the Quality Control Requirements as defined in the LLC Agreement.

(b)                                 Heinz and Weight Watchers and their respective Affiliates shall comply with all of the terms and conditions of their respective licenses from the LLC.

(c)                                  It is expressly understood and agreed between Heinz and Weight Watchers that the LLC shall have exclusive responsibility for quality control of all Food Trademarks as set forth in Section 2.06 of the LLC Agreement. Heinz represents and warrants that the LLC has been duly formed and is in good standing, that all assignments of Formation Trademarks contemplated by the Principal Agreement and this Agreement from Heinz to the LLC have been duly and properly made in accordance with the terms thereof, and that the representations and warranties made by or on behalf of Heinz and Weight Watchers in Section 3.01(b) of the LLC Agreement were true and correct when made and are true and correct as of the date hereof.

SECTION 2.03. Transitional Issues.

(a)           On the Effective Date, (i) all existing licenses by Weight Watchers to parties including Heinz or its Affiliates granting rights to manufacture, market, distribute or sell food products under the Food Trademarks (the “Direct Food Trademark Licenses”), including but not limited to those identified in Schedule G hereto, shall be assigned by Weight Watchers to Heinz, and Heinz shall assume the obligations of Weight Watchers with respect thereto pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Heinz and Weight Watchers, and (ii) Heinz shall retain all existing sublicenses by Heinz or any Heinz Affiliates to third parties granting rights to manufacture, market, distribute or sell food products under the Food Trademarks (the “Heinz Sublicenses”), including but not limited to those identified in Schedule H hereto. All subsequent use of the Food Trademarks pursuant to this provision will otherwise be subject to the terms of the Heinz License. Heinz and its Affiliates, as the case may be, may, in their discretion, assign any of the Direct Food Trademark Licenses or the Heinz Sublicenses to any Heinz Affiliate.

(b)           Heinz shall be entitled to payment in full of all royalties and other amounts payable under the Direct Food Trademark Licenses and the Heinz Sublicenses (or agreements related thereto) for a period of five years from the Effective Date (whether or not such agreements cover Heinz Licensed Products and whether or not such agreements have been transitioned to Weight Watchers). During such five-year period, the ownership of the Direct Food Trademark Licenses and Heinz Sublicenses covering Weight Watchers Licensed Products will be transitioned to Weight Watchers by Heinz or its Affiliates assigning such agreements to Weight Watchers at the end of the five (5) year period or by enabling Weight Watchers to renew such agreements as they expire or become eligible for renewal, whichever is sooner. Heinz shall give Weight Watchers ninety (90) days’ notice of the expiration or renewal date of all Direct Food Trademark Licenses and Heinz Sublicenses covering Weight Watchers Licensed Products expiring or having a renewal date during the five year period, and Weight Watchers shall have the option to determine, to the extent permissible under the terms of the agreement with the third party, to renew or not to renew such agreement with regard to Weight Watchers Licensed Products. If any Direct Food Trademark Licenses or Heinz Sublicenses covers both Heinz Licensed Products and Weight Watchers Licensed Products (as of the date of renewal or assignment pursuant to the two immediately preceding sentences), the parties will use their reasonable best efforts to reach agreement with the licensees or sublicensees to separate the products into separate license/sublicense agreements with Weight Watchers (for Weight Watchers Licensed Products) and Heinz and

its Affiliates (for Heinz Licensed Products).

(c)           If Heinz desires to terminate any Direct Food Trademark License or Heinz Sublicense covering Weight Watchers Licensed Products, it will first consult with Weight Watchers, which shall advise, within twenty-one (21) days from the date of notice, whether it desires for Heinz to assign such license or sublicense to Weight Watchers. To the extent that Weight Watchers assumes or renews any of the Direct Food Trademark Licenses or Heinz Sublicenses, Heinz shall assign or license at Heinz’ discretion, such intellectual property rights as may be necessary for Weight Watchers to continue to perform under any such agreement with regard to Weight Watchers Licensed Products.

(d)           In the event that any Direct Food Trademark License or Heinz Sublicense is assigned to Weight Watchers or renewed by or on behalf of Weight Watchers during the five-year transition period, the royalties or other payments received by Weight Watchers from any such license/sublicense will be paid over to Heinz upon receipt without demand until the expiration of the five-year transition period. As between Heinz and Weight Watchers, Heinz shall assume all administrative costs relating to such licenses/sublicenses. In the event that any Direct Food Trademark License or Heinz Sublicense covering Weight Watchers Licensed Products is not assigned to Weight Watchers and has not expired at the end of the five-year transition period, the royalties or other payments received by Heinz from any such license/sublicense will be paid over to Weight Watchers upon receipt without demand thereafter, and Heinz shall assign or license (at Heinz’ discretion) such intellectual property rights as may be necessary to perform Licensor’s obligations thereunder. As between Heinz and Weight Watchers, Weight Watchers shall assume all administrative costs relating to such licenses/sublicenses.

(e)           During the five-year transition period, Heinz will pay to Weight Watchers annually a sum of $1.2 million as a custodial fee to hold certain of the Weight Watchers Retained Trademarks for the benefit of the LLC. Such annual payment shall be payable in quarterly installments of $300,000 payable in arrears. Such trademarks shall consist of the Associated Food Trademarks, the Non-Recognition Food Trademarks, the Non-Transferable Food Applications, and those portions of the Multiclass Trademarks in Food Classes (the “Custodial Trademarks”). All use of, and expenses relating to, such Custodial Trademarks shall be governed by the provisions of this Agreement, the LLC Agreement and the terms of the license agreement between Heinz and Weight Watchers attached as Exhibit I. Heinz and Weight Watchers shall take all reasonable steps necessary to transfer all such Custodial Trademarks to the LLC at an appropriate time and in an appropriate manner, consistent with the intent of this Agreement and the purpose of the LLC when permissible to do so under local law.

(f)            Notwithstanding any other provision of this Agreement, the LLC Agreement, or any license between or among Heinz, Weight Watchers and the LLC, Weight Watchers shall have the right to continue to sell through particular channels of distribution in the Weight Watchers Business conducted in any country all food and beverage products and comparable products sold in such channels of distribution in that country within the preceding year (whether or not such products are Weight Watchers Licensed Products) and to retain all proceeds therefrom.

(g)           Heinz shall change or cause to be changed the name of any Affiliate using the Weight Watchers name or any derivative thereof that is not Weight Watchers or one of the Companies as defined in the Principal Agreement to a name not using the Weight Watchers name or any derivative thereof.

SECTION 2.04. Compatibility with Weight Watchers Program. (a) Heinz shall, and will cause its Sublicensees to, use the Food Trademarks, Weight Watchers Retained Trademarks and Program Information only on Heinz Licensed Products that have been specially formulated to be compatible with the dietary principles of the Weight Watchers Program (the “Standards”). The Heinz Licensed Products being marketed by Heinz on the Effective Date are deemed to meet the Standards.

(b)         (i)              Heinz shall not be required to change the formulation of any Heinz Licensed Product due solely to changes in the Weight Watchers Program. However, Heinz recognizes that as the Weight Watchers Program changes over time, it is in the interest of both parties that formulations for the food and beverage products bearing the Food Trademarks should be changed in a consistent manner. Heinz will use reasonable efforts to reformulate, if possible, and in a manner and on a timetable reasonably acceptable to Heinz, existing categories of products sold under the Food Trademarks to meet over time the new or evolving dietary principles incorporated into the Weight Watchers Program with a goal of having such products fit the Standards. Heinz will not be mandated to make changes to meet the Weight Watchers Program that materially increase costs, materially degrade palatability or consumer acceptance or eliminate major ingredient types required in the production of Heinz Licensed Products. Other changes shall be implemented on a reasonable timetable consistent with product development and restage cycles.

(ii)          Weight Watchers shall construe and interpret the Weight Watchers Program in good faith (A) to apply its dietary principles without discriminating between Heinz Licensed Products and Weight Watchers Licensed Products, and (B) to permit, where possible in Weight Watchers’ reasonable discretion, those ingredients and processing techniques required to manufacture and market the Heinz Licensed Products on a competitive basis in the marketplace.

(c)           All new Heinz Licensed Products shall comply with the Standards then in effect; provided, however, that a product that is a reformulation or repackaging of an existing product, or a product that is an extension of an existing product line that is substantially similar to other products in that product line, shall not require approval as a new Heinz Licensed Product. Heinz shall, and shall cause its Affiliates and Sublicensees to, submit to Weight Watchers a minimum of two samples of any proposed new Heinz Licensed Product for the determination of its compatibility with the dietary principles of the Weight Watchers Program. Weight Watchers shall respond to Heinz or its Affiliates or Sublicensees, as the case may be, in writing setting forth in detail any concerns or questions with reasonable specificity. If Weight Watchers fails to respond within twenty-one (21) days of receipt of such samples, such new Heinz Licensed Products shall be deemed to be approved by Weight Watchers. For purposes of this provision, Weight Watchers may object, subject to the terms of Section 2.04(b)(ii) above, to any proposed new Heinz Licensed Product only in the exercise of a reasonable good faith belief that such new Heinz Licensed Product does not conform to the Standards that are in effect at the time of the development of the new Heinz Licensed Product. Heinz shall not sell any new Heinz Licensed Product to which Weight Watchers objects in accordance with this Section 2.04(c) until Weight Watchers agrees that any such objection has been satisfactorily resolved.

SECTION 2.05. Changes to Graphic Representation of the Food Trademarks.  Heinz recognizes that as the Weight Watchers Program changes its graphic presentation over time, it is in the interest of both parties to continue having similar graphic presentations. Accordingly, Heinz agrees to consult with Weight Watchers and to use its reasonable efforts to develop and implement in a manner and on a timetable reasonably acceptable to Heinz comparable graphic presentations of the Food Trademarks. Heinz shall not be required to change package design, coloration, or other trade dress features of its existing products solely to conform to changes in Weight Watchers’ graphic presentation.

SECTION 2.06. Third Party Intellectual Property Licenses.  Weight Watchers shall exercise reasonable efforts to cause any license granted to Weight Watchers for the use of any trademarks, service marks or other intellectual property from a third party for use on Weight Watchers Licensed Products now or in the future (excluding the license granted to Weight Watchers by the LLC), to be offered to Heinz for use on the Heinz Licensed Products on comparable terms and conditions; provided, however, that Weight Watchers shall have no obligation to incur any substantial out-of-pocket expenses in exercising such efforts but shall offer Heinz an opportunity to pay any additional amount necessary to obtain such rights for Heinz to use.

SECTION 2.07. Proprietary Rights.

(a)           Proprietary Rights of Heinz.  (i) Weight Watchers acknowledges and shall not contest Heinz’ or Heinz Affiliates’ ownership of Program Information Improvements and the HJH Food Trademarks. Weight Watchers agrees that all use of HJH Food Trademarks shall inure to the benefit of Heinz’ or Heinz Affiliates’ ownership rights in HJH Food Trademarks as appropriate. The parties recognize that the HJH Food Trademarks have been previously used together with the Food Trademarks and Weight Watchers Retained Trademarks (e.g., Smart Ones and Weight Watchers, Heinz and Weight Watchers) on labels, advertising and promotions, and Weight Watchers agrees that Heinz may continue to use the HJH Food Trademarks together with the Food Trademarks and Weight Watchers Retained Trademarks in the countries in which they are in use as of the Effective Date, as specified in the attached Schedule B. Weight Watchers acknowledges that distribution and use may extend beyond these countries because of external circumstances outside of the control of Heinz, such as manufacturing, warehousing, and distribution logistics or sales to multinational accounts. Any other use of the Food Trademarks and Weight Watchers Retained Trademarks with any other trademarks that may be adopted for use on food products from time to time by Heinz or Heinz Affiliates or Sublicensees, in such a manner as to create a material risk of the establishment of a combination mark, shall not be permitted without the permission of Weight Watchers. Heinz shall make no claim of ownership or right in any permitted use of the Food Trademarks and Weight Watchers Retained Trademarks in combination with any other mark, and the parties shall take all steps necessary to cause the cancellation of any existing registration or abandon any pending application relating to any such combination, including but not limited to “Weight Watchers from Heinz,” at Heinz’ expense.

Weight Watchers agrees to the continued use of the appropriate Formation Trademarks (e.g., Main Street Bistro, Sweet Celebrations, Chocolate Treat, etc.) as sub-brands in a subordinate manner to the Weight Watchers name without prior Weight Watchers approval. Heinz, its Affiliates and Sublicensees may continue to use their names and corporate logos as corporate identifiers in a substantially subordinate manner to the Weight Watchers name to identify Heinz, its Affiliates or Sublicensees as the case may be, for the purpose of identifying them as the manufacturer or distributor for Heinz Licensed Products. Subject to Weight Watchers’ ownership of Program Information and Weight Watchers Non-Food Trademarks, Weight Watchers acknowledges Heinz’ (or Heinz Affiliates’ or Heinz Sublicensees in appropriate circumstances) ownership of the specifications, recipes, manufacturing process or other confidential or proprietary information or materials related to Heinz Licensed Products and developed or owned by Heinz and that all such information shall be considered Heinz’ (or Heinz Affiliates’ in appropriate circumstances) Confidential Information and shall be subject to the provisions of Section 2.12.

(iii)          Weight Watchers acknowledges Heinz’ exclusive ownership of the Smart Ones brand name and of the Smart Ones Package Design as of the Effective Date. Heinz shall have no obligation to continue using the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name following the Effective Date. If Heinz at any time thereafter uses the Smart Ones brand name or Smart Ones Package Design with the Weight Watchers brand name on any Heinz Licensed Product, it shall not use the Smart Ones brand name or Smart Ones Package Design on any Heinz Licensed Product without also using Weight Watchers as the brand for the product. If Heinz determines at any time after the Effective Date to cease all use of the Smart Ones brand name and Smart Ones Package Design together with the Weight Watchers brand name, it shall provide Weight Watchers with at least ninety (90) days’ notice in advance of the date upon which it intends to cease manufacture of any Heinz Licensed Product using the Weight Watchers brand name with the Smart Ones brand name and the Smart Ones Package Design (the “Discontinuation Date”) or upon which it intends to announce publicly its intention to discontinue use of the Weight Watchers brand, whichever is earlier. Following the Discontinuation Date, Heinz may commence immediately to use the Smart Ones brand name (but not the Smart Ones Package Design) on any food or beverage product, whether or not the product is a Heinz Licensed Product, and to use the Smart Ones Package Design (with or without the Smart Ones brand name) on any Heinz Licensed Product, without the Weight Watchers brand name; provided, however, that Heinz shall not use the Smart Ones Package Design (with or without the Smart Ones brand name), or any package design containing elements or features similar thereto, on any food or beverage product other than a Heinz Licensed Product for a period of five (5) years following the Discontinuation Date. If Heinz discontinues all use of the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name, it may recommence the manufacture of Heinz Licensed Products using the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name within a two (2) year period following the discontinuation; provided, however, that (i) Heinz, its Affiliates and Sublicensees shall submit all products proposed to be marketed or sold using the Weight Watchers brand name, and all labels, packaging, advertising and promotional materials proposed to be used in connection therewith, for approval to Weight Watchers or the LLC, as may be appropriate, as if they were in all respects completely new products or new uses; and (ii) if Heinz thereafter discontinues all use of the Smart Ones brand name or Smart Ones Packaging Design together with the Weight Watchers brand name for any period of time, it shall not have any right to recommence such use, even with regard to Heinz Licensed Products, whether or not such use would otherwise be permissible under any other provision of this Agreement or any license concerning use of the Weight Watchers brand name previously granted to Heinz.

(b)           Proprietary Rights of Weight Watchers.

(i)            Heinz acknowledges and shall not contest Weight Watchers’ or Weight Watchers Affiliates’ ownership of Program Information and Weight Watchers Non-Food Trademarks. Heinz agrees that all use of Program Information Trademarks and Weight Watchers Non-Food Trademarks shall inure to the benefit of Weight Watchers’ or Weight Watchers Affiliates’ ownership rights therein as appropriate.

(i)            Heinz acknowledges Weight Watchers’ (or Weight Watchers Affiliates’ in appropriate circumstances) ownership of the specifications, recipes, manufacturing process or other confidential or proprietary information or materials related to Weight Watchers Licensed Products developed or owned by Weight Watchers and that all such information shall be considered Weight Watchers’ (or Weight Watchers Affiliates’ in appropriate circumstances) Confidential Information and shall be subject to the provisions of Section 2.14. Additionally, Heinz hereby grants to Weight Watchers a non-exclusive royalty-free license to use formulations and recipes owned by Heinz and used in the past in Weight Watchers Licensed Products as they are transferred.

(iii)          Heinz acknowledges and agrees that Weight Watchers shall own and have the exclusive right to use all domain names or other means for providing direct access to a website or dedicated portion of a website using, incorporating, or derived from the Food Trademarks, the Program Information or the Weight Watchers Non-Food Trademarks. Heinz shall not use any Parent Retained Trademark as a domain name or as an identifier for a means of providing access to a website or dedicated portion of a website (“Parent Retained Trademark Website”) promoting, advertising or selling Heinz Licensed Products. Heinz and Weight Watchers acknowledge and agree further that (A) access to such Parent Retained Trademark Websites shall only be through a website controlled by or operated pursuant to a license from Weight Watchers, the primary Heinz website in each of the U.S. and Canada, and the Heinz Frozen Food website; (B) Heinz’ websites promoting Licensed Products shall provide access by display of a hyperlink or other means of transfer, to a website to be designated by Weight Watchers and the primary website operated using the Weight Watchers brand name shall provide access by display of a hyperlink or other means of transfer to the Heinz websites promoting Licensed Products; and (C) websites controlled by Heinz which advertise, promote or sell the Heinz Licensed Products shall not include content substantially similar in nature to any website controlled by or operated pursuant to a license from the Weight Watchers but may include information concerning the nutritional aspects of Heinz Licensed Products, recipes and the like. For the avoidance of doubt, Heinz may promote, advertise and sell Heinz Licensed Products on a website using any Heinz trademark as a domain name or identifier, other than any domain name or identifier using, incorporating, derived from or confusingly similar to the Parent Retained Trademarks, the Food Trademarks, the Program Information or the Weight Watchers Non-Food Trademarks.

(c)           Limitation on Proprietary Rights.  No party shall assert any right or title to or interest in or to any slogan, trade name, symbol, emblem, insignia, design, trade dress, or advertising theme devised by the other party for use in connection with its products or services, except for the rights granted to or received by that party under any agreement between or among them and the LLC. Any new trademark used or intended to be used by any party covering any food or beverage product that is derived from, identical to or confusingly similar to any Food Trademark shall be contributed to the LLC.

SECTION 2.08.  Preservation of Trademarks: Responses to Third Party Activity.

(a)           Actions by Weight Watchers with Respect to Trademarks or Service Marks Used in the Weight Watchers Business.  If Weight Watchers determines not to renew the registration of any Weight Watchers trademarks or service marks (other than the Food Trademarks) used in the Weight Watchers Business, Weight Watchers will notify Heinz at least one hundred and twenty (120) days prior to such renewal, except for intention to use applications, in which case Weight Watchers will provide sixty (60) days’ written notice of use requirements. If Heinz thereafter requests, Weight Watchers will renew the registration at Heinz’s sole expense.

(b)           Mutual Cooperation.  The parries agree to cooperate with each other and with the LLC in protecting and defending the Food Trademarks and the Program Information in a manner consistent with the terms and conditions of this Agreement, and Weight Watchers and Heinz agree to comply with the terms and conditions of any license agreement between or among them and the LLC. The parties will periodically (no less than once per year or otherwise upon reasonable written request) furnish the LLC and each other with samples of all labels, advertising, promotional and marketing material showing its use of the Food Trademarks for the purpose of supporting the fame, notoriety and reputation of the Food Trademarks and for registration, maintenance, and prosecution and renewal purposes. The parties also agree to cooperate to furnish such other information that is required for trademark prosecution and enforcement purposes, including information concerning sales volume and dollar value of Licensed Products bearing the Food Trademarks.

(c)           Further Documents.  The parties agree to execute such documents from time to time as may be necessary to carry out the intent of this Section 2.08.

(d)           Unauthorized Use of the Food Trademarks.  Each party agrees to promptly notify the other and the LLC in writing of any unauthorized use of the Food Trademarks or Program Information by a third party promptly after such unauthorized use comes to that party’s attention. Either party, at its cost and expense, may bring or cause to be brought or cause the LLC to bring or cause to be brought any prosecution, lawsuit, action, or proceeding for infringement, unauthorized use, or interference with or violation of any such right, to the extent permissible under local law. Each party shall provide the other with such assistance and information and advice as may be reasonably available to it and which may be of assistance to the other in respect of proceedings involving a third party concerning the Food Trademarks, including being joined as a party to such proceedings, executing any and all documents and cooperating as may reasonably be necessary to assist the other party’s counsel in the conduct of such defense or prosecution. For purposes of bringing such enforcement actions, the parties agree to take such action or to execute such documents as may be necessary to empower the other party to bring such action on its behalf. Each party will pay its own costs in connection with any action taken in respect to this Section and will pay the reasonable out of pocket costs of the LLC in accordance with the applicable license. The party bringing or defending proceedings against a third party will have the benefit or burden of any settlement with such third party. Rights acquired by operation of law will be assigned to the appropriate party.

SECTION 2.09. Dispute Resolution.  (a) lf either party commits a breach of or is in default under this Agreement, the other party shall provide written notice thereof specifying the nature of the breach or default and identifying the steps required to cure the same.

(b)           Upon the occurrence of any breach or default under this Agreement, each Party, in addition to any other right provided in this Agreement or otherwise, shall have the right to make application for a temporary, preliminary or permanent injunction and/or specific performance in order to prevent the continuation of such breach or default. Each party waives any requirement that the other party be required to post a bond in connection with any request for an injunction. Each party acknowledges that an injunction or an order of specific performance may be necessary to protect the Food Trademarks and Program Information and the rights of Weight Watchers and Heinz hereunder as the case may be, because the Food Trademarks and Program Information are unique and the success and viability of sales of the Licensed Products and the marketing of the Weight Watchers Business depends upon Weight Watchers and Heinz performance.

(c)           Notwithstanding Section 2.09(b), it is agreed expressly by the parties to this Agreement that termination is not available as a remedy for any breach or default committed by another party under this Agreement.

SECTION 2.10. Insurance.  (a) At all times during the term of this Agreement, Weight Watchers and Heinz will maintain adequate professional/product liability insurance to cover claims related to (i) Weight Watchers Business in the case of insurance held by Weight Watchers; (ii) the Heinz Licensed Products in the case of insurance held by Heinz and (iii) the Weight Watchers Licensed Products in the case of insurance held by Weight Watchers. Weight Watchers’ insurance policy will name Heinz and its Sublicensees specified by Heinz as additional insureds. Heinz’ insurance policy will name Weight Watchers and Weight Watchers Affiliates and Sublicensees

specified by Weight Watchers as additional insureds. A copy of each parties’ current policy will be available to the other party upon request. Heinz acknowledges that $10,000,000 of coverage is adequate for purposes of this provision.

(b)           The insurance requirements of the first sentence of Section 2.10(a) are waived for either party as long as that party has a senior unsecured long-term debt rating of at least A- or its equivalent with at least two of the following rating agencies: (i) Standard and Poor’s; (ii) Moody’s; (iii) I.B.C.A.; (iv) Duff and Phelps; and (v) Fitch. In the event that the above agencies are no longer available the parties will use rating agencies of equivalent standing.

SECTION 2.11. Indemnification.  (a) Each party shall indemnify and agrees to defend the other party and the other party’s Affiliates and Sublicensees, from any and all claims, liabilities and damages (but excluding any incidental or consequential damages, or claims for lost profits) resulting from or arising out of the manufacture, packaging, distribution, selling, handling, consumption or marketing of the Licensed Products by the indemnifying party after the Effective Date, except to the extent such claims, liabilities and damages are the result of or caused by the negligence of the indemnified party or its Affiliates or Sublicensees.

(b)           Weight Watchers shall indemnify and agrees to defend Heinz and its Affiliates and Sublicensees from any and all claims, liabilities and damages (but excluding any incidental or consequential damages, or claims for lost profits) resulting from or arising out of the conduct or operation of Weight Watchers Business or any other use by Weight Watchers or Weight Watchers Affiliates or their respective licensees of the Food Trademarks or the Program Information, after the Effective Date, except to the extent Heinz is required to indemnify and defend Weight Watchers and Weight Watchers Affiliates under Section 2.12(a).

(c)           Each party seeking indemnification hereunder: (i) shall provide the other party with reasonable notice of any such claim and cooperate with the defense of any such claim, and (ii) agrees that the provisions of this Section 2.11 shall survive any termination of this Agreement for the period of any applicable statute of limitations.

SECTION 2.12. Obligations Concerning Confidentiality.  The parties acknowledge that they will exchange certain confidential or proprietary business information and know-how (collectively the “Confidential Information”). The receiving party shall not disclose such Confidential Information to any unauthorized third party. Confidential Information of another party may be disclosed internally by the receiving party only to those who have a “need-to-know” such Confidential Information. The receiving party will make no copies of the Confidential Information except upon the written permission of the disclosing party. The obligation of confidentiality set forth herein shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party; (c) is rightfully acquired by the receiving party from a third party who is not in breach of a confidential obligation with regard to such information; (d) is independently known by the receiving party whether prior to or during the term of this Agreement; or (e) is disclosed with the written consent of the party who owns the Confidential Information.

SECTION 2.13. Costs and Expenses.  (a) Except as may be otherwise agreed, each party agrees to be responsible for their respective costs and expenses arising from their entry and continued performance of this Agreement.

(b)           Except as may be otherwise agreed, each party will pay and discharge any and all expenses, charges, fees and taxes arising out of and incidental to the carrying on of its respective business and will save the other party harmless against any and all claims by third parties for such expenses, charges, fees and taxes (except for any taxes imposed on the income of the other). This provision shall survive any termination of this Agreement for the period of any applicable statute of limitations.

SECTION 2.14. Profits and Revenue Sharing; Assignment of Existing Licenses.  (a) Heinz hereby agrees to annually pay Weight Watchers an amount equal to the amount that Weight Watchers is obligated to pay to Weight Watchers Franchisees pursuant to agreements in effect on the Effective Date (collectively, the “Sharing Agreements”) between Weight Watchers and Weight Watchers franchisees, but only in respect to and to the extent of distributions such franchisees would be entitled to receive under such Sharing Agreements from revenues of Weight Watchers arising from the sale and distribution of food products pursuant to the food licensing agreements between Weight Watchers and Heinz Affiliates existing on the date hereof, including, but not limited to those set forth on Schedule I (the “Food License Agreements”) as are in effect immediately prior to the Effective Date. Heinz will have sole responsibility for any obligations under the Sharing Agreements pertaining to Heinz Licensed Products or arising from the Heinz Sublicenses for the period specified in Section 2.03 hereof.  Weight Watchers will have sole responsibility for any obligations under the Sharing Agreements pertaining to Weight Watchers Licensed Products or arising from Heinz Sublicenses when transitioned to Weight Watchers as contemplated in Section 2.03.

(b)           The parties agree that, notwithstanding the calculations required to be made pursuant to the Sharing Agreements, Heinz is not obligated to reimburse Weight Watchers for amounts which otherwise would be paid to (i) franchisees that have been required by Weight Watchers or Weight Watchers Affiliates prior to the Effective Date, and (ii) those Weight Watchers Franchisees that have assigned their rights under Sharing Agreements to Weight Watchers or Weight Watchers Affiliates prior to the Effective Date. Heinz acknowledges that the membership statistics of the Weight Watchers Franchisees noted in (i) and (ii) above, among others, will be used in calculating the Weight Watchers Franchisees’ payments pursuant to such Sharing Agreements and the amount of the reimbursement required to be paid by Heinz to Weight Watchers hereunder.

(c)           For purposes of Section 2.14(a) only, the royalty rate payable under the Food License Agreements as of the Effective Date shall be used in determining Weight Watchers Related Business Income and Franchisor’s Shared Revenues, as those terms are defined in the Sharing Agreements. Heinz acknowledges that it has read and is familiar with the terms and conditions of the Sharing Agreements and Heinz agrees that the information that it will supply to Weight Watchers for purposes of Weight Watchers computing its obligations under the Sharing Agreements will be true and accurate in all material respects and in conformance with the requirements of the Sharing Agreements so that Weight Watchers Franchisees will continue to receive the benefit of distributions under the Sharing Agreements they would otherwise be entitled to receive notwithstanding the assignment of the Food Licensing Agreements to Heinz pursuant to a license agreement between Heinz and the LLC.

Heinz’ obligations under Section 2.14(a) shall be limited to the obligations of Weight Watchers to such Weight Watchers Franchisees as such obligations exist as of the Effective Date and as they may be subsequently reduced pursuant to Sections 2.14(b)(i) and (ii), it being understood that Heinz’ obligations hereunder shall not be increased in any way as a result of any amendments or modifications to the Sharing Agreements which become effective after the Effective Date.

(d)           Heinz acknowledges that Weight Watchers is required to make payments under the Sharing Agreements on or before the first day of the fifth calendar month following the end of Weight Watchers Fiscal Year as defined in the Sharing Agreements. Heinz shall provide Weight Watchers with the information concerning its Revenues, as defined in the Food Licensing Agreements, and the reimbursement payments pursuant to this Section 2.14, in sufficient time to enable Weight Watchers to make the required calculations on a timely basis. Heinz shall cooperate, and cause its auditors to cooperate, with

Weight Watchers auditors in furnishing Weight Watchers Franchisees with the audited information specified in the Sharing Agreements. Heinz agrees to pay Weight Watchers its obligations hereunder no later than ten (10) days prior to the date Weight Watchers is obligated to make payment to Weight Watchers Franchisees or ten (10) days after being advised by Weight Watchers of the amount of such obligation, whichever is later.

SECTION 2.15. Term.  This Agreement shall take effect as of the Effective Date and shall continue for an initial term of twenty-five (25) years at which time this Agreement will automatically renew for consecutive terms of twenty-five (25) years each, unless terminated pursuant to Section 2.16.

SECTION 2.16. Termination.

(a)           Notwithstanding anything herein to the contrary, either party shall have the right to terminate this Agreement to be effective upon 365 days written notice to the other party if the other party has ceased all bona fide commercial sale of Licensed Products everywhere in the world for a continuous period in excess of twenty-four (24) months and does not commence bona fide commercial sale of any Licensed Product in any country within such 365 day notice period.

(b)           Either party has the right to terminate this Agreement upon the written consent of the other party.

SECTION 2.17.  Assignment; Transfer.  (a) Except as provided herein, neither party shall assign or transfer any or all its rights or obligations under this Agreement, directly or indirectly, without the express written consent of the other party.

(b)           Either party hereto can assign or transfer its rights, but not any partial interest therein, under this Agreement with the consent of the other party or without the consent of any other party or person if the assignment or transfer is made (i) to an Affiliate or (ii) to a purchaser of all or substantially all of the assets to which the transferor or assignor party’s use of the Food Trademarks relates, provided that (x) the Affiliate or purchaser agrees in writing to be bound to all of the terms of this Agreement and (y) the Affiliate or purchaser will also assume ownership of the transferor or assignor party’s membership interest in LLC and of its rights and obligations under the LLC Agreement.

(c)           For the avoidance of doubt, it is expressly understood and agreed that neither the sale nor issuance of stock by a party, nor the granting of any security interest in or pledge of a collateral interest in a party’s rights under this

Agreement, standing alone, shall constitute an assignment or transfer subject to this Section 2.17 or otherwise require the consent of any other party or person.

(d)           Any attempt at assignment or transfer by any party in violation of the provisions hereof shall be void. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

section 2.18. Relationship of Parties. Nothing herein contained shall be deemed to create the relationship of partnership or joint venture between the parties. The parties shall have neither the right to incur any obligation to third parties which shall be binding upon the other nor have any interest in the profits and liabilities of the other arising out of or resulting from the subject matter of this Agreement.

section 2.19. Relationship with the LLC. Weight Watchers and Heinz agree that they each shall conduct their respective affairs, and shall cause their affiliates, licensees and franchisees to conduct their respective affairs, in such a manner as to fully honor, recognize, preserve and maintain the LLC as a separate and distinct entity with the sole right, title and interest in and to its property. Without limiting the generality of the foregoing, the parties agree that they and their affiliates, licensees and franchisees:

(a)           shall maintain their place of business in locations separate from those of the LLC;

(b)           shall maintain their books and records separately from those of the LLC;

(c)           shall maintain their assets and funds separately from those of the LLC;

(d)           shall maintain their respective financial statements such that, to the extent any interest in the LLC or their respective assets is reflected on such financial statements, such financial statements shall disclose, in a footnote or otherwise, the existence of the LLC and its sole and exclusive ownership of its property;

(e)           shall not hold themselves out to any person as owner of or as having any direct ownership in or as having any direct interest in the property of the LLC and any reference to ownership of such property, whether written or oral, shall disclose the ownership thereof by the LLC; and

(f)            shall not guarantee or otherwise become a co-obligor on any debts of the LLC.

section 2.20. Notices. Unless otherwise specified herein, notices to the parties shall be sent by prepaid certified or registered mail, or by a national overnight courier service, to the parties at the following addresses (or at such other address as shall be specified by like notice) and notice will be deemed to have been received by the other party two days after mailing in the case of certified or registered mail and the day after mailing in the case of notice sent by overnight courier.

(A)          if to Heinz:

H.J. Heinz Company

600 Grant Street

Pittsburgh, PA 15230

Attn: President with a copy to the General Counsel

(B)           If to Weight Watchers:

Weight Watchers International, Inc.

175 Crossways Park West

Woodbury, NY 11797

Attn: President with a copy to the General Counsel

SECTION 2.21. Governing Law. This Agreement is entered into in the State of New York and the validity, construction and effect of this Agreement (and all performance related thereto) shall be governed, enforced and interpreted under the laws of the State of New York relating to contracts entered into and to be fully performed therein.

section 2.22. Miscellaneous.

(a)           Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than Weight Watchers or Heinz any rights or remedies under this Agreement.

(b)           The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision nor shall resort to a remedy constitute a waiver of the right to resort to another remedy provided for under this Agreement.

(c)           If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction.

such holding shall not affect the validity or enforceability of any other provision hereto.

(d)           The section order and headings are for convenience only and shall not be deemed to affect in any way the language, obligations or the provisions to which they refer.

(e)           This Agreement may be amended or modified only in writing and when executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this

Agreement as of the date first above written.

WEIGHT WATCHERS
INTERNATIONAL, INC.

By:	/s/ Robert W. Hollweg
Name:	Robert W. Hollweg
Title:	Vice President, General Counsel

H.J. HEINZ COMPANY

By:	/s/ Mitchell A. Ring
Name:	Mitchell A. Ring
Title:	Vice President